                                                                    Exhibit 23.3


           Consent of BiggsKofford & Co., P.C., Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Integral Systems, Inc. and subsidiaries for the registration of 709,676 shares of its common stock and to the incorporation by reference therein of our report dated May 20, 2002, with respect to the March 29, 2002 and March 30, 2001 financial statements of Real Time Logic, Inc., dba RT Logic! Included in Amendment No. 1 to Integral Systems, Inc. Form 8-K dated October 1, 2002, filed with the Securities and Exchange Commission.

                                                    /s/ BiggsKofford & Co., P.C.


Colorado Springs, CO
December 12, 2002

                                      II-11